Exhibit 10.1

Information Concerning Executive Compensation

On January 5, 2011, the Compensation Committee of HomeFed Corporation (the “Company”) approved annual salary increases (effective January 1, 2011) and discretionary 2010 cash bonuses for each of the Company’s executive officers who were included as named executive officers in the Company’s 2010 proxy statement.

Name and Title	Base Salary in 2011	Bonus Award for 20101

Paul J. Borden President and Chief Executive Officer	$276,743	$308,4392

Curt R. Noland Vice President	$179,091	$280,267

Erin N. Ruhe Vice President, Treasurer and Controller	$144,896	$229,262

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1 Includes a holiday bonus paid to each of the named executive officers based on a percentage of salary of $8,140 for Mr. Borden, $5,267 for Mr. Noland and $4,262 for Ms. Ruhe.

2 Includes a gross-up bonus of  $50,299 for Mr. Borden as reimbursement for taxes payable on travel, commuting and lodging expenses.